Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Announces Special Dividend

MURFREESBORO, Tenn. - (December 28, 2012) National Health Investors, Inc. (NYSE:NHI) announced today that it will pay a special dividend of $.22 per common share to shareholders of record on January 10, 2013, and payable on January 31, 2013. In accordance with IRS Sec. 857(b)(9), this dividend will be treated for tax purposes as having been paid in the fiscal year ending December 31, 2012.

“NHI declares a special dividend when there are significant, one-time events that generate taxable income in excess of our regular quarterly dividends. This month, we received a payoff of a mortgage loan with a carrying amount of $4.6 million that resulted in recoveries of previous writedowns and other note gains. We are very pleased to make this special dividend to our shareholders,” said Justin Hutchens, NHI's President and CEO.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include independent living, assisted living, senior living campuses, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.